Exhibit 99.1

   Delta Apparel Announces Preliminary Second Quarter 2007 Results

    DULUTH, Ga--(BUSINESS WIRE)--Jan. 8, 2007--Delta Apparel, Inc. (AMEX:DLA) today announced preliminary financial results for the second quarter ended December 30, 2006 and updated its guidance for the fiscal year ended June 30, 2007.

    The Company currently expects second quarter revenues to be approximately $72 to $73 million versus its prior expectation of $74 to $78 million. Earnings are now expected to be in the range of $0.05 to $0.07 per diluted share versus its prior guidance of $0.14 to $0.18.

    For the full fiscal year, the Company is lowering its sales expectations to $315 to $330 million from its prior guidance of $325 to $340 million. The Company now expects diluted earnings per share to be in the range of $1.33 to $1.46 per diluted share for the 2007 fiscal year versus its prior guidance of $1.81 to $2.00 per diluted share.

    Robert W. Humphreys, the Company's President and Chief Executive Officer commented, "Our second quarter performance was primarily impacted by slower than projected sales in our non-branded activewear business, which missed expectations by approximately $5 million. Although we did see selling price improvements from the first quarter, the weak retail environment during the holiday season hurt our ability to achieve the price targets and sales volumes we forecasted. We anticipate adjusting our manufacturing schedules in the second half of the year to reflect the lower activewear sales. Second quarter sales in our Junkfood business strengthened over the first quarter and were in-line with our expectations. We are experiencing margin pressures in the licensed t-shirt business and continue to see weakness in reorders from several key customers. This is not consistent with our previous expectations, therefore, we are revising our forecast for the second half of the year to reflect this concern. Strategically, we remain focused on broadening Junkfood's range of licensed products, developing our 'Sweet n Sour' label for the mid-tier channel and growing our foreign distribution.

    Despite the near-term challenges in our business, we remain confident that we are building a strong platform for growth and believe the competitive position and operational capabilities of our business remain very healthy. We look forward to working through the remainder of our FunTees integration project and pursuing our many opportunities for enhanced profitability and sales growth."

    The Company plans to report fiscal 2007 second quarter results during the first week of February 2007.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses on its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,000 people worldwide. Additional information on the Company is available at www.deltaapparel.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in "Item 1A. Risk Factors" in our annual Report on Form 10-K for the fiscal year ended July 1, 2006 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

    CONTACT: Delta Apparel, Inc.
             Deborah Merrill, 864-232-5200 ext. 6620
             Chief Financial Officer
             or
             Integrated Corporate Relations
             Bill Zimam, 203-682-8200 (Investor Relations)